                     February 1, 2019

Dominion Energy Announces Fourth-Quarter and Full-Year 2018 Earnings,
Provides Atlantic Coast Pipeline Update

•	Fourth-quarter 2018 reported earnings of $0.97 per share; operating earnings of $0.89 per share
•	Full-year 2018 reported earnings of $3.74 per share; operating earnings of $4.05 per share
•	Company initiates 2019 operating earnings guidance of $4.05 to $4.40 per share
•	Atlantic Coast Pipeline and Supply Header cost, schedule modifications

RICHMOND, Va. – Dominion Energy (NYSE: D) today announced unaudited reported earnings determined in accordance with Generally Accepted Accounting Principles (reported earnings) for the three months ended Dec. 31, 2018 of $641 million ($0.97 per share) compared with earnings of $1.3 billion ($2.04 per share) for the same period in 2017.  Reported earnings for the twelve months ended Dec. 31, 2018 were $2.4 billion ($3.74 per share) compared with earnings of $3.0 billion ($4.72 per share) for the same period in 2017.

Operating earnings for the three months ended Dec. 31, 2018, were $592 million ($0.89 per share), compared with operating earnings of $585 million ($0.91 per share) for the same period in 2017.  The difference was primarily attributable to lower renewable energy investment tax credits, higher storm restoration expense and higher interest expense partially offset by the Cove Point liquefaction project and the benefit of tax reform.

Operating earnings for the twelve months ended Dec. 31, 2018 were $2.7 billion ($4.05 per share) compared with operating earnings of $2.3 billion ($3.60 per share) for the same period in 2017.  The difference was primarily attributable to the Cove Point liquefaction project, the benefit of tax reform, favorable weather in our regulated service territory, growth projects, and one fewer refueling outage at Millstone Power Station, partially offset by lower renewable energy investment tax credits, higher storm restoration expense, higher electric capacity expense, higher interest expense and share dilution.

Operating earnings are defined as reported earnings adjusted for certain items.  Details of operating earnings as compared to prior periods, business segment results and detailed descriptions of items included in reported earnings but excluded from operating earnings can be found on schedules 1, 2, 3 and 4 of this release.

Thomas F. Farrell, II, chairman, president and chief executive officer, said:

“Our full-year 2018 operating earnings per share grew 12.5% compared to 2017 and exceeded our guidance range midpoint.  During 2018 we completed several important initiatives that position us for success in 2019 including the commercial in-service of both the Cove Point liquefaction project and the Greensville Power Station, the sale of non-core assets, the reduction of approximately $8 billion of parent-level debt, and the improvement of our credit metrics.  We also set a company record for safety for the second straight year with a recordable injury rate that is roughly half that of our peers.

“In addition we obtained all regulatory approvals necessary to complete our merger with SCANA which occurred on Jan. 1, 2019.  As a result, we added several high-quality businesses to our existing best-in-class portfolio of state regulated businesses.   We have created a new operating segment, known as the Southeast Energy Group, that comprises all former SCANA operations.  We will continue to build trust with customers, employees, regulators, and elected representatives by being a responsible corporate citizen.

“In less than a year since the Grid Transformation and Security Act became law in Virginia, we have received approval from the Virginia State Corporation Commission for over $1 billion of capital investment.  This bipartisan law provides a path to a sustainable and reliable energy future in the Commonwealth.

“Finally, on Jan. 28, 2019, we completed the merger of Dominion Energy Midstream Partners into Dominion Energy.”

Operating earnings guidance
Dominion Energy expects 2019 operating earnings in the range of $4.05 to $4.40 per share, compared to full-year 2018 operating earnings of $4.05 per share.  Positive drivers include the Cove Point liquefaction project, the addition of the Southeast Energy Group operating segment, and growth from regulated investment.  The company expects negative drivers for the year to include the loss of earnings from 2018 non-core asset sales, share dilution, higher pension expense, and a return to normal weather.

First-quarter 2019 operating earnings are expected to be in the range of $1.05 to $1.25 per share.

Atlantic Coast Pipeline update
Dominion Energy also provided cost and schedule updates on the Atlantic Coast Pipeline project.  The company currently expects that construction could recommence on the full route during the third quarter of 2019 with partial in-service in late 2020 and full in-service in early 2021.  Based on that schedule, the company now expects the project cost to be between $7.0 and $7.5 billion, excluding financing costs.  Similarly, the company currently expects the Supply Header project to enter commercial service in late 2020 at a project cost of $650 to $700 million.

Said Farrell:

“We remain highly confident in the successful and timely resolution of all outstanding permit issues as well as the ultimate completion of the entire project.  We are actively pursuing multiple paths to resolve all outstanding permit issues including judicial, legislative, and administrative avenues.  We will continue to accrue AFUDC equity earnings and expect ACP to contribute to our operating earnings in 2019, 2020 and for decades to come.”

Additional information regarding the Atlantic Coast Pipeline project will be provided on the fourth quarter 2018 earnings call today.

Conference call today
The company will host its fourth-quarter earnings conference call at 10 a.m. ET on Friday, Feb. 1, 2019.  Management will discuss fourth-quarter financial results and other matters of interest to the financial community.

Domestic callers should dial (877) 410-5657.  International callers should dial (334) 323-9872.  The passcode for the conference call is “Dominion.”  Participants should dial in 10 to 15 minutes prior to the scheduled start time.  Members of the media also are invited to listen.

A live webcast of the conference call, including accompanying slides and other financial information, will be available on the investor information pages at investors.dominionenergy.com/.

A replay of the conference call will be available beginning about 2 p.m. ET Feb. 1 and lasting until 11 p.m. ET Feb. 8.  Domestic callers may access the recording by dialing (877) 919-4059.  International callers should dial (334) 323-0140.  The PIN for the replay is 66744657.  Additionally, a replay of the webcast will be available on the investor information pages by the end of the day Feb. 1.

Important note to investors regarding operating and reported earnings
Dominion Energy uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors.  Dominion Energy also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company’s incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion Energy management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

In providing its operating earnings guidance, the company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to, acquisitions, divestitures or changes in accounting principles.  At this time, Dominion Energy management is not able to estimate the aggregate impact of these items on future period reported earnings.

About Dominion Energy
Nearly 7.5 million customers in 18 states energize their homes and businesses with electricity or natural gas from Dominion Energy (NYSE: D), headquartered in Richmond, Va. The company is committed to sustainable, reliable, affordable and safe energy and is one of the nation's largest producers and transporters of energy with about $100 billion of assets providing electric generation, transmission and distribution, as well as natural gas storage, transmission, distribution and import/export services. As one of the nation's leading solar operators, the company intends to reduce its carbon intensity 60 percent by 2030. Through its Dominion Energy Charitable Foundation, as well as EnergyShare and other programs, Dominion Energy contributed nearly $35 million in 2018 to community causes throughout its footprint and beyond. Please visit www.DominionEnergy.com to learn more.

This release contains certain forward-looking statements, including forecasted operating earnings first-quarter and full-year 2019 and beyond which are subject to various risks and uncertainties.  Factors that could cause actual results to differ include, but are not limited to: unusual weather conditions and their effect on energy sales to customers and energy commodity prices; extreme weather events and other natural disasters; federal, state and local legislative and regulatory developments; changes to federal, state and local environmental laws and regulations, including proposed carbon regulations; cost of environmental compliance; changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities; capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms; fluctuations in interest rates; changes in rating agency requirements or credit ratings and their effect on availability and cost of capital; impacts of acquisitions, divestitures, transfers of assets by Dominion Energy to joint ventures and retirements of assets based on asset portfolio reviews; receipt of approvals for, and timing of, closing dates for other acquisitions and divestitures; changes in demand for Dominion Energy’s services; additional competition in Dominion Energy’s industries; changes to regulated rates collected by Dominion Energy; changes in operating, maintenance and construction costs; timing and receipt of regulatory approvals necessary for planned construction or expansion projects and compliance with conditions associated with such regulatory approvals; and the inability to complete planned construction projects within time frames initially anticipated.   Other risk factors are detailed from time to time in Dominion Energy’s quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the Securities and Exchange Commission.
#####

CONTACTS:      Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dominionenergy.com
                   Financial analysts: Steven Ridge, (804) 929-6865 or Steven.D.Ridge@dominionenergy.com

Dominion Energy, Inc. Consolidated Statements of Income * Unaudited (GAAP Based) (millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Operating Revenue	$ 3,361	$ 3,210	$ 13,366	$ 12,586

Operating Expenses
Electric fuel and other energy-related purchases	686	590	2,814	2,301
Purchased electric capacity	35	14	122	6
Purchased gas	236	260	645	701
Other operations and maintenance [1]	896	760	3,481	3,068
Depreciation, depletion and amortization	513	484	2,000	1,905
Other taxes	161	149	703	668
Total operating expenses	2,527	2,257	9,765	8,649

Income from operations	834	953	3,601	3,937

Other income (loss)	363	(33)	1,021	358
Interest and related charges	440	300	1,493	1,205
Income from continuing operations including noncontrolling
interests before income tax expense (benefit)	757	620	3,129	3,090

Income tax expense (benefit)	95	(713)	580	(30)

Income from continuing operations including
noncontrolling interests	662	1,333	2,549	3,120

Noncontrolling interests	21	21	102	121

Net Income attributable to Dominion	$ 641	$ 1,312	$ 2,447	$ 2,999

Reported earnings per common share - diluted	$ 0.97	$ 2.04	$ 3.74	$ 4.72

Average shares outstanding, diluted	660.9	643.9	654.9	636.0

1) Includes impairment of assets and related charges and gains on sales of assets.

* The notes contained in Dominion Energy's most recent quarterly report on Form 10-Q or annual report on Form 10-K are an integral part of the Consolidated Financial Statements.

Schedule 1 - Segment Reported and Operating Earnings

Unaudited
(millions, except earnings per share)	Three months ended December 31,
	2018	2017	Change

REPORTED EARNINGS [1]	$ 641	$ 1,312	$ (671)

Pre-tax loss (income) [2]	(50)	207	(257)
Income tax [2]	1	(934)	935
Adjustments to reported earnings	(49)	(727)	678

OPERATING EARNINGS	$ 592	$ 585	$ 7
By segment:
Power Delivery	123	141	(18)
Power Generation	216	311	(95)
Gas Infrastructure	374	285	89
Corporate and Other	(121)	(152)	31
	$ 592	$ 585	$ 7

Earnings Per Share (EPS):
REPORTED EARNINGS [1]	$ 0.97	$ 2.04	$ (1.07)
Adjustments to reported earnings (after tax)	(0.08)	(1.13)	1.05
OPERATING EARNINGS	$ 0.89	$ 0.91	$ (0.02)
By segment:
Power Delivery	0.19	0.22	(0.03)
Power Generation	0.32	0.48	(0.16)
Gas Infrastructure	0.57	0.44	0.13
Corporate and Other	(0.19)	(0.23)	0.04
	$ 0.89	$ 0.91	$ (0.02)

Common Shares Outstanding (average, diluted)	660.9	643.9

(millions, except earnings per share)	Twelve months ended December 31,
	2018	2017	Change

REPORTED EARNINGS [1]	$ 2,447	$ 2,999	$ (552)

Pre-tax loss (income) [2]	201	235	(34)
Income tax [2]	3	(945)	948
Adjustments to reported earnings	204	(710)	914

OPERATING EARNINGS	$ 2,651	$ 2,289	$ 362
By segment:
Power Delivery	587	531	56
Power Generation	1,254	1,181	73
Gas Infrastructure	1,214	898	316
Corporate and Other	(404)	(321)	(83)
	$ 2,651	$ 2,289	$ 362

Earnings Per Share (EPS):
REPORTED EARNINGS [1]	$ 3.74	$ 4.72	$ (0.98)
Adjustments to reported earnings (after tax)	0.31	(1.12)	1.43
OPERATING EARNINGS	$ 4.05	$ 3.60	$ 0.45
By segment:
Power Delivery	0.90	0.83	0.07
Power Generation	1.92	1.86	0.06
Gas Infrastructure	1.85	1.41	0.44
Corporate and Other	(0.62)	(0.50)	(0.12)
	$ 4.05	$ 3.60	$ 0.45

Common Shares Outstanding (average, diluted)	654.9	636.0

1)	Determined in accordance with Generally Accepted Accounting Principles (GAAP).
2)
Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings.  Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion Energy's website at www.dominionenergy.com/investors.

Schedule 2 - Reconciliation of 2018 Operating Earnings to Reported Earnings

2018 Earnings (Twelve months ended December 31, 2018)

The  $201 million pre-tax net effect of the adjustments included in 2018 reported earnings, but excluded from operating earnings, is primarily related to the following items:

·	$759 million net benefit associated with the sales of our non-core assets, primarily reflecting the gains on sales of certain merchant generation assets and our investment in Blue Racer.
·	$219 million impairment charge associated with gathering and processing assets.
·	$215 million charge associated with Virginia legislation enacted in March that requires one-time rate credits of certain amounts to utility customers.
·	$170 million net loss related to our investments in nuclear decommissioning trust funds.
·	$124 million charge associated with disallowance of FERC-regulated plant.
·
$81 million charge associated with the asset retirement obligations for ash ponds and landfills at certain utility generation facilities in connection with the enactment of Virginia legislation in April.

·	$74 million of restoration costs associated with major storms, primarily affecting our Virginia service territory.
·	$37 million of transaction and transition costs associated with the Dominion Energy Questar combination and the acquisition of SCANA Corporation.

(millions, except per share amounts)	1Q18	2Q18	3Q18	4Q18	YTD 2018	[2]
Reported earnings	$503	$449	$854	$641	$2,447
Adjustments to reported earnings [1]:
Pre-tax loss (income)	305	145	(199)	(50)	201
Income tax expense (benefit)	(67)	(34)	103	1	3
	238	111	(96)	(49)	204
Operating earnings	$741	$560	$758	$592	$2,651
Common shares outstanding (average, diluted)	650.5	653.1	654.9	660.9	654.9
Reported earnings per share	$0.77	$0.69	$1.30	$0.97	$3.74
Adjustments to reported earnings (after-tax)	0.37	0.17	(0.15)	(0.08)	0.31
Operating earnings per share	$1.14	$0.86	$1.15	$0.89	$4.05

1) Adjustments to reported earnings are reflected in the following table:
	1Q18	2Q18	3Q18	4Q18	YTD 2018
Pre-tax loss (income):
Sale of non-core assets			(70)	(689)	(759)
Impairment of gathering & processing assets				219	219
Impact of Virginia rate legislation	215				215
Net (gain) loss on NDT funds	43	(50)	(149)	326	170
FERC-regulated plant disallowance		122	2		124
Future ash pond and landfill closure costs		81			81
Storm costs	31			43	74
Merger-related transaction and transition costs	16	9	3	9	37
Other		(17)	15	42	40

	$305	$145	($199)	($50)	$201
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	(67)	(34)	38	11	(52)
Re-measurement of Deferred Tax balances **			47	(1)	46
Valuation Allowance ***			18	(9)	9
	($67)	($34)	$103	$1	$3

* Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate. For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company’s year-to-date income tax provision based on its estimated annual effective tax rate.

** During 2018, the Companies recorded further adjustments to deferred taxes in accordance with recently released tax reform guidance and to revise estimates made at year-end 2017.

*** In 3Q18, a valuation allowance was established against the portion of a deferred tax asset associated with the non-core assets that was no longer projected of being utilized to offset future taxable income. In 4Q18, the amount was adjusted based on management's assessment that it is more-likely-than-not that a portion of the deferred tax asset would be realized in 2018, to reduce tax expense associated with the sale.

2) YTD EPS may not equal sum of quarters due to share count difference.

Schedule 3 - Reconciliation of 2017 Operating Earnings to Reported Earnings

2017 Earnings (Twelve months ended December 31, 2017)

The  $235 million pre-tax net effect of the adjustments included in 2017 reported earnings, but excluded from operating earnings, is primarily related to the following items:

·	$158 million of impairment charges associated with our equity method investments in wind-powered generation facilities.
·	$72 million of transaction and transition costs, primarily associated with the Dominion Energy Questar combination.
·	$46 million net gain related to our investments in nuclear decommissioning trust funds.

The 2017 Tax Reform Act reduced the corporate income tax rate from 35% to 21%.  Dominion Energy recognized $851 million of tax benefits resulting from the re-measurement of deferred income taxes to the new corporate income tax rate.

(millions, except per share amounts)	1Q17	2Q17	3Q17	4Q17	YTD 2017	[2]
Reported earnings	$632	$390	$665	$1,312	$2,999
Adjustments to reported earnings [1]:
Pre-tax loss (income)	(31)	47	12	207	235
Income tax	10	(16)	(5)	(934)	(945)
	(21)	31	7	(727)	(710)
Operating earnings	$611	$421	$672	$585	$2,289
Common shares outstanding (average, diluted)	628.1	629.2	642.5	643.9	636.0
Reported earnings per share	$1.01	$0.62	$1.03	$2.04	$4.72
Adjustments to reported earnings (after-tax)	(0.04)	0.05	0.01	(1.13)	(1.12)
Operating earnings per share	$0.97	$0.67	$1.04	$0.91	$3.60

1) Adjustments to reported earnings are reflected in the following table:
	1Q17	2Q17	3Q17	4Q17	YTD 2017
Pre-tax loss (income):
Impairments of equity method investments				158	158
Merger-related transaction & transition costs	3	20	16	33	72
Net gain on NDT funds	(34)	(3)	(4)	(5)	(46)
Other		30		21	51

	($31)	$47	$12	$207	$235
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	10	(16)	(5)	(83)	(94)
Re-measurement of Deferred Tax Balances **				(851)	(851)

	$10	($16)	($5)	($934)	($945)

* Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate. For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company’s year-to-date income tax provision based on its estimated annual effective tax rate.

** Federal tax reform, enacted in December 2017, reduced the corporate income tax rate from 35% to 21%, effective 1/1/2018.  Deferred taxes are required to be measured at the enacted rate in effect when they are expected to reverse.  As a result, deferred taxes were re-measured to the 21% rate.  For regulated entities, where the reduction in deferred taxes is expected to be recovered or refunded in future rates, the adjustment was recorded to a regulatory asset or liability instead of income tax expense.

2) YTD EPS may not equal sum of quarters due to share count differences

Schedule 4 - Reconciliation of 4Q18 Earnings to 4Q17

Preliminary, Unaudited	Three Months Ended December 31, 2018 vs. 2017		Twelve Months Ended December 31, 2018 vs. 2017
(millions, except EPS)

	Increase / (Decrease)		Increase / (Decrease)
Reconciling Items	Amount	EPS	Amount	EPS

Change in reported earnings (GAAP)	($671)	($1.07)	($552)	($0.98)

Change in Pre-tax loss (income) [1]	(257)		(34)
Change in Income tax [1]	935		948
Adjustments to reported earnings	$678	$1.05	$914	$1.43

Change in consolidated operating earnings	$7	($0.02)	$362	$0.45

Power Delivery [2]
Regulated electric sales:
Weather	$1	$0.00	$29	$0.05
Other	11	0.02	48	0.08
Rider investment	15	0.02	26	0.04
Tax reform impacts	0	-	0	-
Other	(45)	(0.07)	(47)	(0.07)
Share dilution	-	-	-	(0.03)
Change in contribution to operating earnings	($18)	($0.03)	$56	$0.07

Power Generation [2]
Regulated electric sales:
Weather	$1	$0.00	$57	$0.09
Other	8	0.01	(5)	(0.01)
Merchant generation margin	1	0.00	110	0.17
Planned outage costs	5	0.01	46	0.07
Electric capacity	(12)	(0.02)	(66)	(0.10)
Renewable energy investment tax credits	(87)	(0.13)	(138)	(0.21)
Tax reform impacts	1	0.00	45	0.07
Other	(12)	(0.02)	24	0.04
Share dilution	-	(0.01)	-	(0.06)
Change in contribution to operating earnings	($95)	($0.16)	$73	$0.06

Gas Infrastructure [2]
Farmout transactions	($6)	($0.01)	$27	$0.04
Transportation and storage growth projects	3	0.00	30	0.05
Cove Point	91	0.14	247	0.39
Tax reform impacts	50	0.08	141	0.22
Interest	(27)	(0.04)	(86)	(0.14)
Other	(22)	(0.03)	(43)	(0.07)
Share dilution	-	(0.01)	-	(0.05)
Change in contribution to operating earnings	$89	$0.13	$316	$0.44

Corporate and Other [2]
Renewable energy investment tax credits	$68	$0.10	$0	$0.00
Tax reform impacts	(20)	(0.03)	(80)	(0.13)
Interest expense	(18)	(0.03)	(25)	(0.04)
Share dilution and other	1	0.00	22	0.05
Change in contribution to operating earnings	$31	$0.04	($83)	($0.12)

Change in consolidated operating earnings	$7	($0.02)	$362	$0.45

Change in adjustments included in reported earnings[1]	($678)	($1.05)	($914)	($1.43)

Change in consolidated reported earnings	($671)	($1.07)	($552)	($0.98)

1)
Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings.  Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion Energy's website at www.dominionenergy.com/investors.

2)	For period over period comparability reconciling items tax effected using a 35% federal tax rate. Segment specific tax reform impacts outlined as individual reconciling items.
Note: Figures may not add due to rounding